SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”) is effective as of February 20, 2024 (the “Amendment Effective Date”), by and between THE DUN & BRADSTREET CORPORATION, a Delaware corporation (the “Company”), and ANTHONY M. JABBOUR (the “Employee”) and amends that certain Employment Agreement dated as of February 8, 2019, as amended on June 18, 2020 (together with this Amendment, the “Agreement”), which the Company and Employee hereby agree is in full force and effect as of the date hereof and the terms and conditions of which are incorporated herein by reference. In consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

1.Section 2 of the Agreement is deleted in its entirety and replaced with the below:

“Employment and Duties. Subject to the terms and conditions of this Agreement, as of the Effective Date, the Company employs Employee as Chief Executive Officer. Employee accepts such employment and appointments and agrees to undertake and discharge the duties, functions and responsibilities commensurate with the aforesaid positions and such other duties and responsibilities as may be prescribed from time to time by the Company consistent with the aforesaid position. Employee shall be required to comply with the Company’s employee policies applicable to him and Company employees generally as from time to time enacted. During the Employment Term, Employee shall devote substantially all business time, attention and effort to the performance of duties hereunder and shall not engage in any business, profession or occupation, for compensation or otherwise without the express written consent of the Company, other than personal, personal investment, charitable, or civic activities or other matters that do not conflict with Employee's duties. Employee’s office location shall be in Jacksonville, Florida, but Employee will be expected to travel, at the Company’s expense, to the Company’s other locations as necessary.”

2.Section 4 of the Agreement is deleted in its entirety and replaced with the below:

“Salary. Effective as of January 1, 2024 and during the Employment Term, the Company shall pay Employee an annual base salary, before deducting all applicable withholdings, of $1,000,000 per year, payable at the time and in the manner dictated by the Company's standard payroll policies. Such minimum annual base salary may be periodically reviewed and increased (but not decreased without Employee's express written consent except in the case of a salary decrease for all executive officers of the Company) at the discretion of the Company (such annual base salary, including any increases, the "Annual Base Salary").”

3.Section 5 of the Agreement is deleted in its entirety and replaced with the below:

“Other Compensation and Benefits by the Company. During the Employment Term:

(a)Benefits. Employee shall be eligible to receive standard medical and other insurance coverage (for Employee and any covered dependents) provided by the Company to employees generally and shall be entitled to use private air travel at the Company’s expense for both business and personal use for purposes of security;

(b) Annual Bonus Opportunity. Employee shall be eligible to receive an annual incentive bonus opportunity under Company’s annual incentive plan for each calendar year included in the Employment Term during which Employee is an employee of the Company, with such opportunity to be earned based upon attainment of performance objectives established by the Company’s Compensation Committee ("Annual Bonus"). Employee's target Annual Bonus shall be 200% of Employee's then current Annual Base Salary and Employee’s maximum Annual Bonus shall be 600% (two times up to 300%) of the Employees’ then current Annual Base Salary (the Annual Bonus is referred to as the "Annual Bonus Opportunity"). Employee's Annual Bonus Opportunity may be periodically reviewed and increased by the Company, but may not be decreased without Employee's express written consent. Employee’s Annual Bonus is subject to the Company’s Incentive-Based Compensation Recovery Policy. If owed pursuant to the terms of the plan, the Annual Bonus shall be paid no later than the March 15th first following the calendar year to which the Annual Bonus relates. Except as otherwise provided herein or by the Compensation Committee of Company, no Annual Bonus shall be paid to Employee unless Employee is employed by the Company or an affiliate thereof, on the last day of the measurement period; provided, however, that Employee shall remain eligible for a pro-rata Annual Bonus based on Employee’s period of employment with the Company during the final year of the Employment Term, if the Employment Term ends prior to the end of the calendar year by the Company’s decision not to renew the Agreement, or by not offering to renew the agreement on substantially similar terms and conditions;

(c)Discretionary Bonus. In the event that the Company (i) is sold during the Employment Term and/or (ii) grows beyond and outperforms its financial projections in any given calendar year, and, in each case, Employee materially contributes to results and otherwise performs his employment duties at a high level, Employee shall be eligible to receive a discretionary bonus in an amount determined by the Company’s Compensation Committee in its sole discretion.

(d)Future Equity Programs. Employee shall be entitled to participate in any future Company equity incentive plan, as determined by the Board of Directors of Dun & Bradstreet Holdings, Inc. (“Parent”) or a committee thereof.

(e)Cost Savings Plan. Following the Closing Date, Employee shall be entitled to participate in any future cost savings plan, as determined by the Company Board or a committee thereof. ”

4.Section 9(a)(iv) of the Agreement is deleted in its entirety and replaced with the below:

“9(a)(iv). All stock options, restricted stock and other equity-based incentive awards granted by Parent or any of its subsidiaries or affiliates that were outstanding but not vested as of the Date of Termination shall become immediately vested and/or payable, as the case may be, provided, however, that any such equity awards that are vested pursuant to this provision and that constitute an arrangement within the meaning of Code Section 409A shall be paid or settled on the earlier date coinciding with or following the Date of Termination that does not result in a violation of or penalties under Section 409A.”

5.Section 9(c) of the Agreement is deleted in its entirety and replaced with the below:

“Termination due to Death or Disability. If Employee's employment is terminated during the Employment Term due to death or Disability, the Company shall pay Employee (or to Employee's estate or personal representative in the case of death), as soon as practicable, but not later than the sixty-fifth (65th) day after the Date of Termination: (i) any Accrued Obligations; (ii) a prorated Annual Bonus based upon the target Annual Bonus Opportunity in the year in which the Date of Termination occurred multiplied by the percentage of the calendar year completed before the Date of Termination; plus (iii) all stock options, restricted stock and other equity-based incentive awards granted by Company that were outstanding but not vested as of the Date of Termination shall become immediately vested and/or payable, as the case may be, provided, however, that any such equity awards that are vested pursuant to this provision and that a constitute arrangement within the meaning of Code Section 409A shall be paid or settled on the earlier date coinciding with or following the Date of Termination that does not result in a violation of or penalties under Section 409A.”

6.Section 12 of the Agreement is deleted in its entirety and replaced with the below:

“12.    Non-Competition.
(a)During Employment Term. During the Employment Term Employee will devote such business time, attention and energies reasonably necessary to the diligent and faithful performance of the services to the Company and its affiliates, and will not engage in any way whatsoever, directly or indirectly, in any business that is a competitor with the Company's or its affiliates' principal business, that is a reasonably anticipated extension of their principal business, or that is engaged in the research or development of a product that will compete with the Company’s or its affiliates’ principal business, nor solicit customers, suppliers or employees of the Company or its affiliates on behalf of, or in any other manner work for or assist any business which is a direct competitor with the Company's or its affiliates' principal business, except that Employee may provide services as a member of the board of directors of Paysafe Ltd. In addition, during the Employment Term, Employee will not combine or conspire with any other employee of the Company or any other person for the purpose of organizing any competitive business activity.

(b)After Employment Term. The parties acknowledge that Employee will acquire substantial knowledge and information concerning the business of the Company and its affiliates as a result of employment. The parties further acknowledge that the scope of business in which the Company and its affiliates are engaged is national and very competitive and one in which few companies can successfully compete. Competition by Employee in that business after the Employment Term would severely injure the Company and its affiliates. Accordingly, for a period of one year after Employee's employment terminates for any reason whatsoever with the Company, Employee agrees: (1) not to become an employee, consultant, advisor, principal, partner or substantial shareholder of any firm or business that competes with the Company or its affiliates in their principal products and markets, that is a reasonably anticipated extension of the Company or its affiliates in their principal products and markets, or that is engaged in the research or development of a product that will compete with the Company or its affiliates in their principal products and markets; and (2), on behalf of any such competitive firm or business, not to solicit any person or business that was at the time of such termination and remains a customer or prospective customer, a supplier or prospective supplier, or an employee of the Company or its affiliates. Serving as a member of the board of directors of Paysafe Ltd. Shall not be considered competitive to the Company or its affiliates for the purpose of this Section.”

Signature page follows.

IN WITNESS WHEREOF the parties have executed this Amendment to be effective as of the date first set forth above.

THE DUN & BRADSTREET CORPORATION

By:    /s/ Joe A. Reinhardt, III
Name: Joe A. Reinhardt, III
Title: Chief Legal Officer

EMPLOYEE:

    /s/ Anthony M. Jabbour
Anthony M. Jabbour